EXHIBIT 99.5

PartnerRe Ltd

FINANCE COMMITTEE CHARTER

COMMITTEE MISSION STATEMENT

The Finance Committee has been established to oversee all aspects of the company’s risk identification and management and balance sheet management. In this regard, the Committee will have oversight responsibility for company policies and activities related to (i) overall management of the company’s risks pursuant to the business strategy and risk guidelines; (ii) capital structure, reserving and catastrophe exposure and (iii) investment of the company’s assets

COMMITTEE COMPOSITION

The Finance Committee will comprise four members of the Board of Directors and will report to the full Board of Directors on the Finance Committee activities. The CFO will attend all meetings of the Committee, which will meet quarterly, in concert with regularly scheduled Board of Directors meetings.

COMMITTEE RESPONSIBILITIES

The Finance Committee will determine, the risk parameters to be agreed by the Board, which will then influence the capital structuring, the reserving policy, the investment strategy and certain underwriting issues. It will specifically perform the following duties:

Capital Issues

  Approve and recommend to the full Board the annual capital plan

  Approve and recommend to the full Board any new equity or debt issuances or share repurchase programs

  Approve and recommend to the full Board dividend policy changes

  Approve capital expenditure plans

  Monitor capital adequacy of the Group as a whole

  Approve movement of capital between subsidiaries over a level of USD $100 million

  Review and monitor capital allocation and return structure and philosophy

Investment Issues

  Review and recommend to the Board Asset Allocation Policy and Guidelines and any changes thereto

  Approve Annual Investment Plan

  Approve the manner of fund management including the management of funds in-house or by external managers

  Review investment performance against benchmarks

Reserving Process

  Review and recommend to the Board for approval reserving policy and philosophy

  Monitor accumulation or risk (PML) in reserve and asset portfolios and co-variance between the two portfolios

Underwriting Issues

  Monitor and approve maximum exposure limits per event in the catastrophe book of business

  Approve retrocession plan

COMMITTEE PROCEDURES

The Finance Committee will have a Chairperson and a Secretary.

  The Chairperson will:
    Conduct all Finance Committee meetings.

    Ensure all matters before the Finance Committee are addressed and adequately resolved.

    Report to the full Board of Directors on Finance Committee activities, findings and recommendations.

  The Secretary will:

    Prepare and circulate Finance Committee agendas.

    Prepare and circulate minutes of Finance Committee meetings.

  Resources to the Committee will be the CFO and the operating heads of the major business units.

The Finance Committee will report to the Board of Directors on, including but not limited to, the above items, with the primary focus being on policy and strategic matters seeking from the full Board approval for initiatives where necessary.

The Committee will keep the full Board apprised of policy matters in an open and informative manner.

Effective May 21, 2001